Exhibit 99.1

RELOCATION AGREEMENT

          This Relocation Agreement is made by and between Peter D’Amelio (“Employee”) and The Cheesecake Factory Incorporated (“Company”) as of this 1st day of December,  2004 with reference to the following:

A.	Effective April 19, 2004, Employee was promoted to the position of President and Chief Operating Officer of The Cheesecake Factory Restaurants, Inc., a wholly owned subsidiary of the Company.

B.	The Company desires that Employee permanently relocate from the Washington DC metropolitan area to the Los Angeles, California metropolitan area where the Company’s corporate headquarters is located.

C.

Employee acknowledges that the Company would not promote Employee or enter into this Relocation Agreement without Employee’s commitment to permanently relocate to the Los Angeles, California metropolitan area.

D.	The Compensation Committee of the Board of Directors of the Company has approved this Relocation Agreement by unanimous written consent on December 5, 2004.

E.	In consideration of Employee permanently relocating to the Los Angeles, California metropolitan area, Company agrees to compensate Employee for certain of his relocation expenses as set forth herein.

1.        Subject to the conditions set forth below, the Company agrees to pay Employee the following relocation expenses associated with the Employee’s permanent relocation from Washington DC metropolitan area to the Los Angeles, California metropolitan area:

(a) Ordinary and customary out of pocket expenses incurred for the packing, shipping and unpacking of all household goods and two automobiles;

(b)

Ordinary and customary out of pocket closing costs (excluding the payment of any interest for money borrowed) in connection with the sale of Employee’s residence located in Poolesville, Maryland, not to exceed 6% of the sales price (approximately $46,800), inclusive of $25,000 payable to Employee concurrently with the execution of this Relocation Agreement; and

(c)

Such amounts as are necessary to reimburse Employee for the Federal and state taxes payable by Employee for the additional compensation paid to Employee pursuant to clauses (a) and (b) of this Section 1 (assuming an aggregate tax rate of 45%).

2. Employee acknowledges receipt and full reimbursement of all amounts payable under Section 1(a) and the $25,000 payment referenced in Section 1(b).

3. Employee agrees that all of the amounts payable by Company under Section 1(b) above are expressly conditioned upon Employee:

(a) Closing the sale of his Maryland residence no later than one year from the date of this Relocation Agreement;

(b)

Remaining employed with the Company, in good standing, for a period of at least one year from the date of this Relocation Agreement (excluding termination of employment due to death or permanent disability or due to termination by the Company without cause); and

(c) Continuing to reside in the Los Angeles, California metropolitan area for a period of no less than one year from the date of this Relocation Agreement.

          For purposes of this Relocation Agreement, as used in Section 3(b) above, a termination “for cause” by Company shall include, but not be limited to, termination due to Employee’s failure to reside in the Los Angeles, California metropolitan area.

4.        Employee shall reimburse the Company, in full, for any payments received by Employee from the Company under Section 1(b) above if, for any reason, any one or more of the conditions in Section 3 above are not satisfied within the time periods specified therein, within five business days of the failure of the first of any one of such conditions.

5. Time is of the Essence of this Relocation Agreement.

6.        No provision of this Relocation Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Chief Executive Officer of the Company. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Relocation Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

7. This Relocation Agreement shall not constitute an agreement of employment. Employee is an “at-will” employee, and both the Company and Employee may terminate Employee’s employment at any time.

Executed this 4th day of December, 2004 in Calabasas Hills, California

By:	/s/ PETER D’AMELIO

PETER D’AMELIO

THE CHEESECAKE FACTORY INCORPORATED

By:	/S/ DAVID OVERTON

David Overton, Chief Executive Officer

3